Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

by and among

ENVIVA COTTONDALE ACQUISITION I, LLC,

ENVIVA PARTNERS, LP,

ENVIVA, INC. MERGER SUB, LLC,

RIVERSTONE ECHO CONTINUATION HOLDINGS, L.P.,

and

RIVERSTONE ECHO ROLLOVER HOLDINGS, L.P.

dated

October 14, 2021

TABLE OF CONTENTS

Article I
DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1	Definitions	2
Section 1.2	Rules of Construction	2

Article II
THE MERGER AND RELATED MATTERS

Section 2.1	The Merger	3
Section 2.2	Closing	3
Section 2.3	Organizational Documents of Surviving Entity	3
Section 2.4	Effect of Merger on Equity Interests	4
Section 2.5	Deliveries at the Effective Time	4

Article III
REPRESENTATIONS AND WARRANTIES REGARDING
ACQUISITION I

Section 3.1	Organization	4
Section 3.2	Authority; Enforceability	5
Section 3.3	Title to Interests	5
Section 3.4	No Conflicts; Consents and Approvals	5
Section 3.5	Legal Proceedings	5
Section 3.6	Assets and Liabilities	6
Section 3.7	Taxes	6
Section 3.8	Brokerage Arrangements	7
Section 3.9	Disclaimer	7

Article IV
REPRESENTATIONS AND WARRANTIES REGARDING
THE RIVERSTONE ECHO FUNDS

Section 4.1	Organization	7
Section 4.2	Authority; Enforceability	7
Section 4.3	Title to Interests	8
Section 4.4	No Conflicts; Consents and Approvals	8
Section 4.5	Legal Proceedings	8
Section 4.6	Investment Representation	8
Section 4.7	Brokerage Arrangements	9
Section 4.8	Disclaimer	9

i

ii

SCHEDULES

Schedule 2.4	Consideration
Schedule 6.7(a)	Reverse Merger Structure I
Schedule 6.7(b)	Reverse Merger Structure II

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (including the exhibits and schedules hereto, this “Agreement”), dated as of October 14, 2021 (the “Execution Date”), is by and among Enviva Cottondale Acquisition I, LLC, a Delaware limited liability company (“Acquisition I”), Enviva Partners, LP, a Delaware limited partnership (including the resulting Delaware corporation in the Conversion (as defined below), “Enviva Inc.,” from and after the Conversion, hereinafter called “EVA”), Enviva, Inc. Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of EVA (“Merger Sub”), Riverstone Echo Continuation Holdings, L.P., a Delaware limited partnership (“Riverstone Continuation Fund”), and Riverstone Echo Rollover Holdings, L.P., a Delaware limited partnership (“Riverstone Rollover Fund” and, together with Riverstone Continuation Fund, the “Riverstone Echo Funds”). Acquisition I, EVA, Merger Sub, and the Riverstone Echo Funds are collectively referred to as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, the Riverstone Echo Funds collectively own all of the limited liability company interests in Acquisition I (the “Acquisition I Interests”);

WHEREAS, EVA owns all of the limited liability company interests in, and is the sole member of, Merger Sub;

WHEREAS, Acquisition I desires to merge with and into Merger Sub in accordance with the provisions of this Agreement and the Delaware Limited Liability Company Act (“DLLCA”), whereupon Merger Sub will continue as the surviving entity and wholly owned subsidiary of EVA (the “Drop Merger”);

WHEREAS, the Riverstone Echo Funds have approved this Agreement and the Merger on behalf of Acquisition I;

WHEREAS, the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors of Enviva Partners GP, LLC, a Delaware limited liability company and the general partner of EVA has (a) determined in good faith the Transaction, including this Agreement, and the exhibits and schedules thereto, taken as a whole, is in the best interest of, EVA and the unaffiliated holders of EVA Units, and (b) approved this Agreement, the Merger, and the Transaction on behalf of (i) EVA and (ii) EVA, in its capacity as the sole member of Merger Sub; and

WHEREAS, subject to the requisite approval of the holders of EVA Units, EVA intends to convert into a Delaware corporation pursuant to a plan of conversion contemplated as of the date hereof or pursuant to such other alternative transaction or series of transactions adopted by EVA pursuant to which EVA or its Affiliate or other entity that succeeds to, directly or indirectly, substantially all of the assets of EVA (other than, if applicable, the interests in EVA indirectly owned by Acquisition I to be transferred in a Reverse Merger (as defined below)) becomes a Delaware corporation (by way of reorganization, conversion, merger, or otherwise, or any combination of the foregoing), and in any such case whose common stock is issued in exchange for EVA Units (such conversion (pursuant to the plan of conversion) or such other transaction or series of transactions, the “Conversion”).

1

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

AGREEMENTS

Article I
DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1      Definitions. In addition to the terms defined in the body of this Agreement, capitalized terms used herein will have the meanings given to them in Exhibit A. Capitalized terms defined in the body of this Agreement are listed in Exhibit A with reference to the location of the definitions of such terms in the body of this Agreement.

Section 1.2      Rules of Construction. All article, section, schedule and exhibit references used in this Agreement are to articles, sections, schedules and exhibits of and to this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(a)            If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neuter genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder,” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. The phrase “ordinary course of business” shall mean, with respect to a particular Person, the ordinary course of business of such Person consistent with past practice in all material respects. Unless the context requires otherwise, all references to Laws, contracts, agreements, and instruments refer to such Laws, contracts, agreements, and instruments as they may be amended from time to time, and references to particular provisions of a Law include any corresponding provisions of any succeeding Law.

(b)            The Parties acknowledge each Party and its attorneys have reviewed this Agreement and any rule of construction to the effect any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(c)            The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

2

(d)            All references to currency and “$” herein shall be to, and all payments required hereunder shall be paid in, United States dollars.

(e)            All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

Article II
THE MERGER AND RELATED MATTERS

Section 2.1      The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DLLCA, at the Effective Time, (a) Acquisition I shall be merged with and into Merger Sub, (b) the separate limited liability company existence of Acquisition I will cease, and (c) Merger Sub will continue its existence as a Delaware limited liability company under the DLLCA as the surviving entity in the Merger under the name “Enviva Inc. Merger Sub, LLC” (the “Surviving Entity”) and shall succeed to and assume all the rights and obligations of Acquisition I in accordance with the DLLCA and the provisions of this Agreement.

Section 2.2      Closing. Subject to the terms and conditions set forth in this Agreement, the closing of the Transaction (the “Closing”) will take place at 10:00 a.m. local time at the offices of Vinson & Elkins L.L.P., 1114 Avenue of the Americas, 32nd Floor, New York, New York 10036, on  the third Business Day following the satisfaction or waiver of the conditions in Article VII (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) to be satisfied or waived, or at such other time and place as the Parties mutually agree (the “Closing Date”). Notwithstanding anything to the contrary in this Agreement, for accounting purposes only, title to, ownership of and control over the Surviving Entity and the Business shall pass to Enviva Inc., effective as of 12:01 a.m., Eastern Time, on the Closing Date. On the Closing Date, Merger Sub shall cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in such form as may be required by, and in accordance with, the applicable provisions of the DLLCA. The Merger shall become effective at the time that the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such other time specified in the Certificate of Merger (such time, the “Effective Time”).

Section 2.3      Organizational Documents of Surviving Entity.

(a)            Certificate of Formation. Except as otherwise provided in the Certificate of Merger, the certificate of formation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of formation of the Surviving Entity until thereafter amended in accordance with the provisions thereof and applicable Law.

(b)            Limited Liability Company Agreement. At the Effective Time and in conjunction with the filing of the Certificate of Merger, except as otherwise provided in the Certificate of Merger, the limited liability company agreement of Merger Sub in effect immediately prior to the Effective Time shall be the limited liability company agreement of the Surviving Entity until thereafter amended in accordance with the provisions thereof and applicable Law.

3

Section 2.4      Effect of Merger on Equity Interests. At the Effective Time, by virtue of the Merger and without the taking of any action on the part of the holders of any equity interests of Merger Sub, Acquisition I, or any other Person:

(a)            the issued and outstanding limited liability company interests in Acquisition I held by each of the Riverstone Echo Funds as of immediately prior to the Effective Time shall be converted into the right of such Riverstone Echo Fund to receive the portion of the Consideration set forth in Schedule 2.4;

(b)            immediately following the Merger, the Enviva Inc. Common Stock held by PledgeCo shall be automatically cancelled; and

(c)            the limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and unchanged.

Section 2.5      Deliveries at the Effective Time.

(a)            By EVA. Subject to the terms and conditions of this Agreement, at the Effective Time, EVA shall deliver or shall cause to be delivered to each of the Riverstone Echo Funds, the applicable number of shares of Enviva Inc. Common Stock, by issuance of such Enviva Inc. Common Stock (in book-entry form).

(b)            By the Riverstone Echo Funds. Subject to the terms and conditions of this Agreement, at the Effective Time, each of the Riverstone Echo Funds shall deliver or shall cause to be delivered to EVA, a duly and timely executed Withholding Certificate.

Article III
REPRESENTATIONS AND WARRANTIES REGARDING
ACQUISITION I

Acquisition I hereby represents and warrants to Merger Sub and EVA as of the date hereof as follows:

Section 3.1      Organization.

(a)            Acquisition I is a limited liability company, duly formed, validly existing and in good standing under the Laws of the State of Delaware. Acquisition I has all requisite limited liability company power and authority to execute and deliver this Agreement and to perform its obligations under, and consummate the Transaction.

(b)            PledgeCo is a limited liability company, duly formed, validly existing and in good standing under the Laws of the State of Delaware.

(c)            Each of Acquisition I and PledgeCo has all requisite limited liability company power and authority to carry on its business as now being conducted. Each of Acquisition I and PledgeCo is duly qualified or licensed to do business in each jurisdiction in which the ownership or operation of its Business as presently conducted makes such qualification or licensing necessary except in any jurisdiction where the failure to be so qualified would not reasonably be expected to result in a material adverse effect on Acquisition I’s ability to consummate the Transaction.

4

Section 3.2      Authority; Enforceability. The execution and delivery by Acquisition I of this Agreement and the performance by Acquisition I of its obligations hereunder have been duly and validly authorized by all necessary limited liability company action. This Agreement has been duly and validly executed and delivered by Acquisition I. This Agreement constitutes the legal, valid, and binding obligations of Acquisition I, enforceable against Acquisition I in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium, or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles (regardless of whether enforcement is sought at law or in equity).

Section 3.3      Title to Interests. Acquisition I owns 100% of the limited liability company interests of PledgeCo, free and clear of all Liens and restrictions on transfer other than (a) those arising pursuant to (i) this Agreement, (ii) the Organizational Documents of PledgeCo, or (iii) applicable securities Laws or (b) Liens for Taxes that are Permitted Liens. There are no outstanding options, warrants, rights, or other securities convertible into or exchangeable or exercisable for equity interests of PledgeCo issued or granted by PledgeCo, and there are no agreements of any kind which may obligate PledgeCo to issue, purchase, redeem, or otherwise acquire any of its equity interests, except as may be contained in its Organizational Documents. PledgeCo does not own equity interests in any Person other than EVA.

Section 3.4      No Conflicts; Consents and Approvals. The execution and delivery by Acquisition I of this Agreement and the performance by Acquisition I of its obligations under this Agreement do not and will not: (a) violate or result in a breach of the Organizational Documents of Acquisition I or PledgeCo; (b) assuming all required filings, waivers, approvals, consents, authorizations, and notifications provided in the ordinary course of business have been made, obtained, or given, (i) violate or result in a default in any material respect under any material Contract to which Acquisition I or PledgeCo is a party or (ii) violate or result in a breach in any material respect of any Law or order applicable to Acquisition I or PledgeCo; (c) require any Governmental Authorization applicable to Acquisition I or PledgeCo, the absence of which would reasonably be expected to have a material adverse effect on Acquisition I’s ability to consummate the Transaction; or (d) result in the imposition of any Lien (other than Permitted Liens) on the Acquisition I Interests, other than Liens created by or on behalf of Merger Sub or EVA.

Section 3.5      Legal Proceedings. As of the Execution Date, there are no Legal Proceedings pending or, to the knowledge of Acquisition I, threatened against Acquisition I or PledgeCo that: (a) challenge the validity or enforceability of the obligations of Acquisition I under this Agreement, (b) seek to prevent or delay the consummation by Acquisition I of the Transaction, or (c)  would reasonably be expected to materially and adversely affect any of the Acquisition I Companies. There is no order, judgment, or decree issued or entered by any Governmental Entity imposed upon Acquisition I or PledgeCo that, in any such case, (i) challenges the validity or enforceability of the obligations of Acquisition I under this Agreement, (ii) seeks to prevent or delay the consummation by Acquisition I of the Transaction, or (iii) would, individually or in the aggregate, reasonably be expected to materially and adversely affect the Business or the Acquisition I Companies, taken as a whole.

5

Section 3.6      Assets and Liabilities. As of the Closing, the Acquisition I Companies have (a) as their only assets (i) cash, (ii) Acquisition I’s 100% ownership interest in PledgeCo, and (iii) their respective ownership of EVA equity interests (including Enviva Inc. Common Stock or EVA Units, as applicable), and (b) as their only liabilities (i) Acquisition I’s liabilities under this Agreement, (ii) PledgeCo’s liabilities under the Support Agreement, and (iii) liabilities incurred in connection with their respective ownership of EVA equity interests (including Enviva Inc. Common Stock or EVA Units, as applicable).

Section 3.7      Taxes.

(a)            PledgeCo is disregarded as an entity separate from Acquisition I for U.S. federal income tax purposes, and Acquisition I is properly classified as a corporation for U.S. federal income tax purposes.

(b)            All material Tax Returns that are required to have been filed by, or with respect to, the Acquisition I Companies or any of their respective operations and Assets have been timely and properly filed with the appropriate Taxing Authority.

(c)            All material Taxes that are required to have been paid by or with respect to the Acquisition I Companies or any of their respective operations and Assets, regardless of whether such Taxes were shown on a Tax Return, have been timely and properly paid in full to the appropriate Taxing Authority.

(d)            There are no Liens (other than Permitted Liens) on any of the Assets of the Acquisition I Companies that have arisen in connection with any failure (or alleged failure) to pay any Tax.

(e)            None of the Acquisition I Companies has in force any waiver of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency.

(f)            There are no pending or active audits or legal proceedings regarding any of the Tax Returns described in Section 3.7(b) or any Taxes of or with respect to any of the Acquisition I Companies or any of their respective Assets or, to Acquisition I’s knowledge, threatened audits or proposed deficiencies or other claims for unpaid Taxes of any of the Acquisition I Companies.

(g)            Acquisition I is not aware of the existence of, and has no knowledge of any fact, agreement, plan or circumstance, and has not taken or agreed to take any action, that could reasonably be expected to prevent or impede qualification of the Merger as a reorganization pursuant to Section 368(a) of the Code.

6

Section 3.8      Brokerage Arrangements. Neither of the Acquisition I Companies has entered, directly or indirectly, into any contract or arrangement with any Person that would obligate Merger Sub or EVA to pay any commission, brokerage or “finder’s fee,” or other fee in connection with this Agreement or the Transaction.

Section 3.9      Disclaimer.

(a)            Notwithstanding anything to the contrary herein, Acquisition I does not make any representation or warranty (i) in any provision of this Agreement or otherwise, other than those expressly set forth in this Article III, (ii) with respect to any date or period after the Effective Time, or (iii) with respect to EVA, Merger Sub, or any of their Subsidiaries.

(b)            EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY PROVIDED IN Article III, THE ACQUISITION I INTERESTS, THE ACQUISITION I COMPANIES, AND THEIR RESPECTIVE ASSETS, ARE BEING PROVIDED, “AS IS, WHERE IS, WITH ALL FAULTS” AND ACQUISITION I EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE, OR QUALITY OF THE ACQUISITION I INTERESTS, THE ACQUISITION I COMPANIES, THEIR RESPECTIVE ASSETS, OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS, AND OTHER INCIDENTS OF THE ACQUISITION I INTERESTS, THE ACQUISITION I COMPANIES, AND THEIR RESPECTIVE ASSETS. THE STATEMENTS AND DISCLAIMERS MADE UNDER THIS Section 3.9 EXPRESSLY SURVIVE THE EFFECTIVE TIME.

Article IV
REPRESENTATIONS AND WARRANTIES REGARDING
THE RIVERSTONE ECHO FUNDS

Each of the Riverstone Echo Funds, severally and not jointly and severally, hereby represents and warrants, as to itself and not as to the other Riverstone Echo Fund, to Merger Sub and EVA as of the date hereof as follows:

Section 4.1      Organization. Each of the Riverstone Echo Funds (i) is a limited partnership, duly formed, validly existing, and in good standing (if applicable) under the Laws of Delaware, (ii) has all requisite power and authority to carry on its business as now being conducted, and (iii) is duly qualified or licensed to do business in each jurisdiction in which the ownership or operation of its business as presently conducted makes such qualification or licensing necessary, except in any jurisdiction where the failure to be so duly qualified or licensed would not reasonably be expected to result in a material adverse effect on such Riverstone Echo Fund’s ability to consummate the Transaction.

Section 4.2      Authority; Enforceability. The execution and delivery by such Riverstone Echo Fund of this Agreement and the performance by such Riverstone Echo Fund of such Riverstone Echo Fund’s obligations hereunder have been duly and validly authorized by all necessary action. This Agreement has been duly and validly executed and delivered by such Riverstone Echo Fund. This Agreement constitutes the legal, valid, and binding obligations of such Riverstone Echo Fund, enforceable against such Riverstone Echo Fund in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium, or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles (regardless of whether enforcement is sought at law or in equity).

7

Section 4.3      Title to Interests.

(a)            Such Riverstone Echo Fund owns, holds of record and is the beneficial owner of 91.05% (in the case of Riverstone Continuation Fund) and 8.95% (in the case of Riverstone Rollover Fund) of the Acquisition I Interests, in each case free and clear of all Liens and restrictions on transfer other than (i) those arising pursuant to (A) this Agreement, (B) the Organizational Documents of Acquisition I, or (C) applicable securities Laws or (ii) Liens for Taxes that are Permitted Liens. The Acquisition I Interests represent 100% of the limited liability company interests of Acquisition I. There are no outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for equity interests of Acquisition I issued or granted by Acquisition I, and there are no agreements of any kind which may obligate Acquisition I to issue, purchase, redeem, or otherwise acquire any of its equity interests, except as may be contained in its Organizational Documents.

Section 4.4      No Conflicts; Consents and Approvals. The execution and delivery by such Riverstone Echo Fund of this Agreement and the performance by such Riverstone Echo Fund of its obligations under this Agreement do not and will not: (a) violate or result in a breach of the Organizational Documents of such Riverstone Echo Fund; (b) (i) violate or result in a default in any material respect under any material Contract to which such Riverstone Echo Fund is a party, or (ii) violate or result in a breach in any material respect of any Law or order applicable to such Riverstone Echo Fund; (c) require any Governmental Authorization applicable to such Riverstone Echo Fund, the absence of which would reasonably be expected to have a material adverse effect on such Riverstone Echo Fund’s ability to consummate the Transaction; or (d) result in the imposition of any Lien on any Acquisition I Interests held by such Riverstone Echo Fund, other than Liens created by or on behalf of Merger Sub or EVA.

Section 4.5      Legal Proceedings. As of the Execution Date, there are no Legal Proceedings pending or, to the knowledge of such Riverstone Echo Fund, threatened against such Riverstone Echo Fund that (a) challenge the validity or enforceability of the obligations of such Riverstone Echo Fund under this Agreement, or (b) seek to prevent or delay the consummation by such Riverstone Echo Fund of the Transaction. There is no order, judgment, or decree issued or entered by any Governmental Entity imposed upon such Riverstone Echo Fund that, in any such case, (i) challenges the validity or enforceability of the obligations of such Riverstone Echo Fund under this Agreement, or (ii) seeks to prevent or delay the consummation by such Riverstone Echo Fund of the Transaction.

Section 4.6      Investment Representation. Such Riverstone Echo Fund is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act. Such Riverstone Echo Fund is receiving the Enviva Inc. Common Stock to be issued and delivered to it hereunder for its own account with the present intention of holding such Enviva Inc. Common Stock for investment purposes and not with a view to, or for sale in connection with, any distribution. Such Riverstone Echo Fund has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in such Enviva Inc. Common Stock. Such Riverstone Echo Fund acknowledges that such Enviva Inc. Common Stock has not been registered under applicable federal and state securities Laws and that such Enviva Inc. Common Stock may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation, or other disposition is registered under applicable federal and state securities Laws or is made pursuant to an exemption from registration under any federal or state securities Laws.

Section 4.7      Brokerage Arrangements. Such Riverstone Echo Fund has not entered, directly or indirectly, into any contract or arrangement with any Person that would obligate Merger Sub or EVA to pay any commission, brokerage or “finder’s fee,” or other fee in connection with this Agreement or the Transaction.

Section 4.8      Disclaimer.

(a)            Notwithstanding anything to the contrary herein, such Riverstone Echo Fund does not make any representation or warranty (i) in any provision of this Agreement or otherwise, other than those expressly set forth in this Article IV, (ii) with respect to any date or period after the Effective Time, or (iii) with respect to EVA, Merger Sub, Acquisition I or any of their respective Subsidiaries, other than those expressly set forth in this Article IV.

(b)            EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY PROVIDED IN Article IV, THE ACQUISITION I INTERESTS, THE ACQUISITION I COMPANIES, AND THEIR RESPECTIVE ASSETS, ARE BEING PROVIDED, “AS IS, WHERE IS, WITH ALL FAULTS” AND SUCH RIVERSTONE ECHO FUNDS EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE, OR QUALITY OF THE ACQUISITION I INTERESTS, THE ACQUISITION I COMPANIES, THEIR RESPECTIVE ASSETS, OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS, AND OTHER INCIDENTS OF THE ACQUISITION I INTERESTS, THE ACQUISITION I COMPANIES, AND THEIR RESPECTIVE ASSETS. THE STATEMENTS AND DISCLAIMERS MADE UNDER THIS Section 4.8 EXPRESSLY SURVIVE THE EFFECTIVE TIME.

Article V
REPRESENTATIONS AND WARRANTIES OF MERGER SUB AND EVA

Merger Sub and EVA hereby represent and warrant to the Riverstone Echo Funds as of the date hereof as follows:

Section 5.1      Organization. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. As of the Execution Date, EVA is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 5.2      Authority; Enforceability. The execution and delivery by Merger Sub and EVA of this Agreement and the performance by Merger Sub and EVA of its obligations hereunder have been duly and validly authorized by all necessary limited liability company or limited partnership, as applicable, action. This Agreement has been duly and validly executed and delivered by each of Merger Sub and EVA. This Agreement constitutes the legal, valid, and binding obligations of Merger Sub or EVA, as applicable, enforceable against Merger Sub or EVA, as applicable, in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium, or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles (regardless of whether enforcement is sought at law or in equity).

Section 5.3      No Conflicts; Consents and Approvals. The execution and delivery by Merger Sub and EVA of this Agreement and the performance by Merger Sub and EVA of their obligations hereunder and the consummation by Merger Sub and EVA of the Transaction do not: (a) violate or result in a breach of the Organizational Documents of Merger Sub or EVA, (b) violate or result in a breach or default under any material contract to which Merger Sub or EVA is a party, except for any such violation or default which would not reasonably be expected to result in a material adverse effect on Merger Sub’s or EVA’s ability to consummate the Transaction, (c) violate or result in a breach of any Law or order applicable to Merger Sub or EVA, except as would not reasonably be expected to result in a material adverse effect on Merger Sub’s or EVA’s ability to consummate the Transaction, or (d) require any Governmental Authorization, other than, (x) with respect to Governmental Authorization, any filings pursuant to the Exchange Act and listing of the EVA Units on The New York Stock Exchange and (y) in each case, any such consent or approval which, if not made or obtained, would not reasonably be expected to result in a material adverse effect on Merger Sub’s or EVA’s ability to consummate the Transaction.

Section 5.4      Legal Proceedings. There are no Legal Proceedings pending or, to the knowledge of Merger Sub or EVA, threatened against Merger Sub or EVA that (a) challenge the validity or enforceability of the obligations of Merger Sub or EVA under this Agreement or (b) seek to prevent or delay the consummation by Merger Sub or EVA of the Transaction.

Section 5.5      Brokerage Arrangements. Neither EVA, Merger Sub, nor any of their respective Affiliates has entered, directly or indirectly, into any contract or arrangement with any Person that would obligate Acquisition I or either of the Riverstone Echo Funds to pay any commission, brokerage or “finder’s fee,” or other fee in connection with this Agreement or the Transaction.

Section 5.6      Enviva Inc. Common Stock. The Enviva Inc. Common Stock issued at the Effective Time, if and when issued in consideration for the Transaction, will be duly authorized, validly issued, fully paid (to the extent required by Enviva Inc.’s Organizational Documents) and nonassessable and free of any preemptive or similar rights (other than those set forth in Enviva Inc.’s Organizational Documents).

Section 5.7      SEC Documents. EVA has timely filed with the United States Securities and Exchange Commission (the “SEC”) all forms, registration statements, reports, schedules, and statements required to be filed by it under the Exchange Act or Securities Act (all such documents filed on or prior to the Closing Date, collectively, the “EVA SEC Documents”). The EVA SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “EVA Financial Statements”), at the time filed (in the case of registration statements, solely on the date of effectiveness) (except to the extent corrected by a subsequently filed EVA SEC Document filed prior to the Closing Date) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The EVA Financial Statements were prepared in accordance with GAAP, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X) and fairly present (subject in the case of unaudited statements to normal, recurring and year-end adjustments) in all material respects the consolidated financial position of EVA as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended. Ernst & Young LLP is an independent registered public accounting firm with respect to EVA and has not resigned or been dismissed as independent registered public accountants of EVA as a result of or in connection with any disagreement with EVA on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

Section 5.8      Independent Investigation; Waiver of Other Representations.

(a)          EACH OF EVA AND MERGER SUB HEREBY ACKNOWLEDGES (i) IT HAS MADE ITS OWN INDEPENDENT EXAMINATION, INVESTIGATION, ANALYSIS, AND EVALUATION OF THE BUSINESS, OPERATIONS, ASSETS, LIABILITIES, RESULTS OF OPERATIONS, FINANCIAL CONDITION, TECHNOLOGY, AND PROSPECTS OF THE ACQUISITION I INTERESTS AND THE ACQUISITION I COMPANIES, (ii) IT HAS BEEN PROVIDED OR GIVEN THE OPPORTUNITY TO ACCESS PERSONNEL, PROPERTIES, PREMISES, AND RECORDS OF THE ACQUISITION I INTERESTS AND THE ACQUISITION I COMPANIES FOR SUCH PURPOSE AND HAS RECEIVED AND REVIEWED SUCH INFORMATION AND HAS HAD A REASONABLE OPPORTUNITY TO ASK QUESTIONS OF AND RECEIVE ANSWERS RELATING TO SUCH MATTERS AS IT DEEMED NECESSARY OR APPROPRIATE TO CONSUMMATE THE TRANSACTION, (iii) IT HAS SUCH KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT IT IS CAPABLE OF EVALUATING THE MERITS AND RISKS OF AN INVESTMENT IN THE ACQUISITION I INTERESTS AND THE ACQUISITION I COMPANIES, and, (iv) ACQUISITION I MAKES NO REPRESENTATION OR WARRANTY IN ANY PROVISION OF THIS AGREEMENT OR OTHERWISE, OTHER THAN THOSE EXPRESSLY SET FORTH IN Article III (SUBJECT TO Section 3.9).

(b)            EACH OF EVA AND MERGER SUB ACKNOWLEDGES AND AGREES THAT, WITH RESPECT TO THE PROJECTIONS, ESTIMATES, AND OTHER FORECASTS, AND CERTAIN BUDGETS AND BUSINESS PLAN INFORMATION PROVIDED TO EVA AND MERGER SUB, (i) there are uncertainties inherent in attempting to make such projections, estimates, and other forecasts, BUDGETS, and plans, and it is familiar with such uncertainties, and (ii) EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, IT IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATIONS OF THE ADEQUACY AND ACCURACY OF ALL PROJECTIONS, ESTIMATES AND OTHER FORECASTS, BUDGETS, AND PLANS SO FURNISHED TO IT AND ANY USE OF OR RELIANCE BY IT ON SUCH PROJECTIONS, ESTIMATES AND OTHER FORECASTS, BUDGETS, AND PLANS SHALL BE AT ITS SOLE RISK.

Section 5.9      Taxes.

(a)            At the time of the Merger, Merger Sub will be disregarded as separate from Enviva Inc. for U.S. federal income tax purposes.

(b)            Each of EVA and Merger Sub is not aware of the existence of, and has no knowledge of any fact, agreement, plan or circumstance, and has not taken or agreed to take any action, that could reasonably be expected to prevent or impede qualification of the Merger as a reorganization pursuant to Section 368(a) of the Code.

Article VI
COVENANTS AND OTHER AGREEMENTS

Section 6.1      Conduct of Business.

(a)           From the Execution Date through the earlier of the termination of this Agreement pursuant to Article IX and the Closing, except as permitted or required by the other terms of this Agreement (including Section 6.7), required by Law or by any material Contract, or by the Organizational Documents of the Acquisition I Companies, or consented to or approved by EVA in writing, which consent or approval will not unreasonably be withheld or delayed, Acquisition I shall, and shall cause PledgeCo to, conduct the Business in the ordinary course of business, provided nothing herein will limit or restrict (i) PledgeCo from prepaying its liabilities under the Support Agreement or (ii) the right or obligation of PledgeCo to participate in a Reorganization (as defined in the Support Agreement).

(b)            Without limiting the foregoing, from the Execution Date through the earlier of the termination of this Agreement pursuant to Article IX and the Closing, without the written consent or approval of EVA, which consent or approval will not unreasonably be withheld or delayed, or except as required by any Law or by any material Contract, or otherwise permitted or required by the other terms of this Agreement (including Section 6.7), Acquisition I shall not, and shall cause PledgeCo not to, take any action that would be reasonably likely to prevent or materially impair, delay, or interfere with the ability of Acquisition I and the Riverstone Echo Funds to consummate the Transaction.

(c)            Without limiting the foregoing, from the Execution Date through the earlier of the termination of this Agreement pursuant to Article IX and the Closing, without the written consent or approval of EVA, which consent or approval will not unreasonably be withheld or delayed, or except as required by any Law, or otherwise permitted or required by the other terms of this Agreement, the Riverstone Echo Funds shall not sell, assign, exchange, or otherwise transfer any of the Acquisition I Interests.

(d)            Without limiting the foregoing, from the Execution Date through the earlier of the termination of this Agreement pursuant to Article IX and the Closing, without the written consent or approval of each of the Riverstone Echo Funds, which consent or approval will not unreasonably be withheld or delayed, or except as required by any Law or material Contract, or otherwise permitted or required by the other terms of this Agreement (including Section 6.7), EVA shall not, and shall cause Merger Sub not to, take any action that would be reasonably likely to prevent or materially impair, delay, or interfere with the ability of EVA or Merger Sub to consummate the Transaction.

Section 6.2      Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to consummate the Transaction.

Section 6.3      Tax Matters.

(a)            To the extent Transfer Taxes may be due and payable in connection with the Transaction, such Transfer Taxes shall be borne 50% by EVA and 50% by the Riverstone Echo Funds. Acquisition I and EVA shall reasonably cooperate in obtaining applicable exemptions from, or taking other actions to reduce, Transfer Taxes in accordance with applicable Law.

(b)            For U.S. federal income tax purposes (and for purposes of any applicable state or local income tax law that follows the U.S. federal income tax treatment), each of the Parties intends that (i) (A) if the Forward Merger occurs, the Forward Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder to which each of Acquisition I and Merger Sub are parties under Section 368(b) of the Code, and (B) if a Reverse Merger occurs, such Reverse Merger will qualify as both a “reorganization” within the meaning of Section 368(a) of the Code and Treasury Regulations thereunder to which each of Acquisition I and Merger Sub are parties under Section 368(b) of the Code and a contribution described in Section 351 of the Code pursuant to the same overall plan as the Conversion and (ii) this Agreement is, and is hereby adopted as, a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulation Section 1.368-2(g) and 1.368-3(a) (collectively, the “Intended Income Tax Treatment”). The Parties shall not take or agree to take any action if such action could reasonably be expected to prevent or impede the Intended Income Tax Treatment. The Parties will prepare and file all Tax Returns (including the statements required under Treasury Regulations Section 1.368-3(a)) consistent with the Intended Income Tax Treatment and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise (i) reasonably determined by the Riverstone Echo Funds in consultation with the other Parties, (ii) required by a change in applicable Law after the date hereof, or (iii) a determination within the meaning of Section 1313(a) of the Code.

(c)            The Parties hereto acknowledge and agree that for U.S. federal income and applicable state income tax purposes, the taxable year of Acquisition I will end on the Closing Date.

(i)             Subject to the provisions in this Agreement, EVA agrees to (i) prepare and timely file, or cause to be prepared and timely filed, all U.S. federal and applicable state income Tax Returns required to be filed by Acquisition I for any tax period that ends on or prior to the Closing Date that are due to be filed on or after the Closing Date (taking into account any statutory extensions), including the final U.S. federal and applicable state income Tax Returns for the short taxable period ending on the Closing Date (all such Tax Returns required to be filed pursuant to this Section 6.3(c)(i), “Pre-Closing Income Tax Returns”) and (ii) pay any Taxes due thereon.

(ii)            All Pre-Closing Income Tax Returns shall be prepared and filed by EVA in a manner consistent with past practice and, on such Pre-Closing Income Tax Returns, no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns for prior periods, except as required by applicable law. EVA shall deliver all such Pre-Closing Income Tax Returns to the Riverstone Echo Funds no less than 30 days prior to the due date for filing (taking into account any statutory extensions) for review and comment. EVA shall incorporate any reasonable comments of the Riverstone Echo Funds to such Pre-Closing Income Tax Returns and shall not file such Pre-Closing Income Tax Return without the prior written approval of the Riverstone Echo Funds, not to be unreasonably withheld, conditioned, or delayed.

(iii)          To the extent the aggregate amount of Taxes shown as due on the Pre-Closing Income Tax Returns filed in accordance with Section 6.3(c)(ii) (which, for the avoidance of doubt, shall include only the originally filed Tax Returns and not any amendments thereto) exceed $8,500,000, each Riverstone Echo Fund shall, following the filing of all such Pre-Closing Income Tax Returns, promptly pay to EVA such Riverstone Echo Fund’s Pro Rata Share of such excess; provided, however, that such Riverstone Echo Fund shall not be required to pay to EVA its Pro Rata Share of such excess to the extent such excess arose as a result of an adjustment to the income, gain, loss, deductions, or other similar items reported to Acquisition I from Enviva Partners, LP. Each Riverstone Echo Fund will be entitled to any refunds (including interest received thereon) in respect of its Pro Rata Share of such excess, net of any reasonable cost to EVA or its Subsidiaries (including the Surviving Entity) attributable to the obtaining and receipt of the pro rata portion of such refund.

(d)            EVA shall not, without the prior written consent of the Riverstone Echo Funds, in each case to the extent such action could reasonably be expected to increase Taxes for which the Riverstone Echo Funds are responsible pursuant to this Agreement, (i) amend or cause to be amended any Tax Return of the Acquisition I Companies for any taxable period or portion thereof ending on or before the Closing Date, (ii) make or cause to be made any Tax election with respect to the Acquisition I Companies, which Tax election would be effective for any taxable period or portion thereof ending on or before the Closing Date, (iii) voluntarily approach any Governmental Entity on or after the Closing Date with respect to any Tax position taken by the Acquisition I Companies on a Tax Return with respect to any taxable period or portion thereof ending on or before the Closing Date or (iv) change or cause to be changed any annual Tax accounting period or adopt or change or cause to be adopted or changed any material Tax accounting method of the Acquisition I Companies, in each case, with respect to any taxable period or portion thereof ending on or before the Closing Date.

(e)            EVA and the Riverstone Echo Funds shall cooperate as and to the extent reasonably requested by the other Party in connection with the preparation and filing of Tax Returns and any the resolution of any Pre-Closing Tax Audit. EVA agrees to promptly notify the Riverstone Echo Funds in writing upon receipt by EVA or its Affiliates of any notice of any audits, examinations, adjustments, or assessments relating to Taxes of the Acquisition I Companies or the Surviving Entity if the resolution of such audit, examination, adjustment or assessment could reasonably be expected to increase Taxes for which the Riverstone Echo Funds are responsible pursuant to this Agreement (a “Pre-Closing Tax Audit”). Such notice shall include a copy of the relevant portion of any correspondence received from the relevant Governmental Entity. EVA will be entitled to control any Pre-Closing Tax Audit, provided (i) EVA will keep the Riverstone Echo Funds informed regarding the status and progress of any Pre-Closing Tax Audit, including by providing written copies of correspondence with any Governmental Entity in connection therewith, (ii) EVA shall act in a reasonable manner and in good faith in conducting and contesting such Pre-Closing Tax Audit with the relevant Taxing Authority, (iii) the Riverstone Echo Funds shall be entitled to participate in the conduct of any such Pre-Closing Tax Audit, including by participating in any meetings and teleconferences in connection therewith and being provided with the opportunity to review and comment on any written submissions (which reasonable comments will be incorporated prior to submitting any such written submissions), and (iv) EVA shall not settle or resolve any Pre-Closing Tax Audit without the Riverstone Echo Funds’ prior written consent (not to unreasonably be withheld, conditioned, or delayed). In the event of any conflict or overlap between this Section 6.3(e) and Section 8.3, this Section 6.3(e) shall control.

Section 6.4      Certain Insurance and Indemnification Matters.

(a)            Each of EVA and Merger Sub agrees that all rights to indemnification and exculpation existing in favor of the Acquisition I Companies or any present or former director, manager, officer, employee, fiduciary, or agent of the Acquisition I Companies, as provided in the respective Organizational Documents of the Acquisition I Companies in effect as of the date of this Agreement (and immediately prior to the Effective Time), shall survive the Effective Time and shall continue in full force and effect for a period of not less than the applicable statute of limitations. Neither EVA nor Merger Sub shall amend, restate, waive, or terminate any Organizational Document of the Acquisition I Companies in any manner that would adversely affect the indemnification or exculpation rights of any such present or former director, manager, officer, employee, fiduciary, or agent as of immediately prior to the Effective Time.

(b)            Each of EVA and Merger Sub covenants and agrees that, during the period that commences at the Effective Time and ends on the sixth (6th) anniversary of the Effective Time, with respect to each individual who served as a manager, director, or officer of any of the Acquisition I Companies at any time prior to the Effective Time (each, a “Covered Person”), EVA and Merger Sub shall cause such Acquisition I Company (i) to continue in effect the current director and officer liability or similar insurance policy or policies, including director and officer liability insurance, that such Acquisition I Company has as of the date of this Agreement, or (ii) upon the termination or cancellation of any such policy or policies, (x) to provide director and officer liability or similar insurance in substitution for, or in replacement of, such cancelled or terminated policy or policies or (y) to provide a ‘tail’ or runoff policy (covering all claims, whether choate or inchoate, made during such six (6) year period), in each case so that each Covered Person has coverage thereunder for acts, events, occurrences, or omissions occurring or arising at or prior to the Effective Time at least to the same extent (including policy limits, exclusions, and scope) as such Covered Person has coverage for such acts, events, occurrences, or omissions under the director and officer liability insurance or similar policy maintained by the Acquisition I Companies as of the date of this Agreement.

(c)            In the event that the Surviving Entity or PledgeCo (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) in one or more series of transactions, directly or indirectly, transfers all or substantially all of its properties and assets to any Person (whether by consolidation, merger, or otherwise), then, and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or the acquiror of such assets, as the case may be, assume the obligations set forth in this Section 6.4(c).

Section 6.5      Post-Effective Time Access; Records(a)      . From and after the Effective Time, EVA and its Affiliates shall make or cause to be made available to the Riverstone Echo Funds all books, records, Tax Returns, and documents of the Acquisition I Companies (and the assistance of employees responsible for such books, records, and documents) upon reasonable notice during regular business hours as may be reasonably necessary for (a) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Legal Proceeding, (b) preparing reports to direct or indirect equity owners and Governmental Entities, or (c) such other purposes for which access to such documents is determined by the Riverstone Echo Funds to be reasonably necessary, including preparing and delivering any accounting or other statement provided for under this Agreement or otherwise, preparing Tax Returns, pursuing Tax refunds or responding to or disputing any Tax audit, or the determination of any matter relating to the rights and obligations of the Parties or any of their respective Affiliates under this Agreement; provided, however, that access to such books, records, documents and employees shall not interfere with the normal operations of Enviva Inc. and the reasonable out-of-pocket expenses of Enviva Inc. incurred in connection therewith shall be paid by such Riverstone Echo Fund. Enviva Inc. shall cause the Merger Sub to maintain and preserve all such Tax Returns, books, records, and other documents of the Acquisition I Companies for the greater of (i) five (5) years after the Effective Time and (ii) any applicable statutory or regulatory retention period, as the same may be extended.

Section 6.6      Release(a)      .

(a)            Except for (i) the obligations of EVA and Merger Sub under this Agreement (including Section 6.4), (ii) the indemnification rights of the Riverstone Echo Funds set forth in Article VIII, (iii) any indemnification rights of the Riverstone Echo Funds or their respective Affiliates pursuant to the Drop Merger Agreement or the Echo Blocker Merger Agreement, (iv) any indemnification rights of the Riverstone Echo Funds pursuant to the Organizational Documents of any of the Acquisition I Companies as in effect immediately prior to the Effective Time, or (v) in the case of fraud, effective as of the Effective Time, each of the Riverstone Echo Funds hereby forever fully and irrevocably releases and discharges, each of the Acquisition I Companies, Merger Sub, EVA, and their Affiliates and the respective predecessors, successors and past and present officers, directors, managers, equityholders, employees, agents, and representatives (acting in their capacity as such) of the foregoing (collectively, the “EVA Released Parties”) from any and all actions, suits, claims, demands, debts, promises, judgments, liabilities or obligations of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including claims for damages, costs, expense, and attorneys’, brokers’, and accountants fees and expenses) in each case related to, as applicable, such Riverstone Echo Fund’s direct or indirect ownership the of Acquisition I Interests (including the form and amount of Consideration payable to such Riverstone Echo Fund pursuant to this Agreement in exchange for such Acquisition I Interests), the ownership and/or operation of the Acquisition I Companies, and the assets, business, operations conduct, services, products, and/or employees (including former employees) of the Acquisition I Companies (and any predecessors), in each case related to any period of time before the Closing, which such Riverstone Echo Fund can, shall, or may have against the EVA Released Parties, whether known or unknown, and that now exist or may hereinafter accrue based on matters now known or unknown (collectively, the “EVA Released Claims”), and hereby irrevocably agrees to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any Legal Proceeding before any Governmental Entity, against any EVA Released Party based upon any EVA Released Claim.

(b)            Except for (i) the indemnification rights of EVA set forth in Article VIII, (ii) the obligations of the Riverstone Echo Funds under this Agreement, (iii) any indemnification rights of EVA pursuant to the Drop Merger Agreement or the Echo Blocker Merger Agreement, or (iv) in the case of fraud, effective as of the Effective Time, each of EVA and Merger Sub hereby forever fully and irrevocably releases and discharges each of the Riverstone Echo Funds and its Affiliates and the respective predecessors, successors, and past and present officers, directors, managers, equityholders, employees, agents, and representatives (acting in their capacity as such) of the foregoing (collectively, the “Acquisition I Released Parties”), from any and all actions, suits, claims, demands, debts, promises, judgments, liabilities, or obligations of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including claims for damages, costs, expense, and attorneys’, brokers’, and accountants fees and expenses) in each case related directly to, as applicable, such Riverstone Echo Fund’s direct or indirect ownership of any of the Acquisition I Interests, the ownership and/or operation of the Acquisition I Companies, and the assets, business, operations conduct, services, products, and/or employees (including former employees) of the Acquisition I Companies (and any predecessors), in each case related to any period of time before the Closing, which EVA and Merger Sub can, shall, or may have against such Riverstone Echo Fund, whether known or unknown, and that now exist or may hereinafter accrue based on matters now known or unknown (collectively, the “Acquisition I Released Claims”), and hereby irrevocably agrees to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any Legal Proceeding before any Governmental Entity, against any Acquisition I Released Party based upon any Acquisition I Released Claim.

Section 6.7      Structure. Notwithstanding anything to the contrary in this Agreement, prior to the Effective Time and at the election of Acquisition I in its sole discretion, in lieu of consummating the merger contemplated by Article II hereof with Merger Sub surviving the merger as the surviving entity (the “Forward Merger”), the Parties will cooperate in good faith to effect a merger structured in the form substantially similar to the structure depicted in Schedule 6.7(a) or Schedule 6.7(b) (each, a “Reverse Merger”), including by amending this Agreement and executing all other necessary agreements and instruments in order to consummate a Reverse Merger; provided, that Acquisition I shall provide at least five (5) Business Days’ prior written notice to EVA of such election (the “Restructuring Notice”).

Article VII
CONDITIONS TO CLOSING

Section 7.1      Mutual Closing Conditions. The respective obligations of each Party to proceed with the Closing is subject to the satisfaction or waiver by each of the Parties (subject to applicable Laws) on or prior to the Closing Date of all of the following conditions:

(a)            All necessary filings with and consents of any Governmental Entity required for the consummation of the Transaction shall have been made and obtained, as applicable; provided, however, prior to invoking the failure to satisfy this condition as a basis for termination under Article IX, the invoking Party shall have used commercially reasonable efforts to make or obtain such filings and consents; and

(b)            (i) No effective injunction, writ or preliminary restraining order or any order of any nature is issued and outstanding by a Governmental Entity of competent jurisdiction prohibiting the consummation of the Transaction and (ii) there shall not be any action or proceeding before any Governmental Entity with respect to which an unfavorable judgment, order, decree, or ruling would prohibit the consummation of the Transaction or declare the consummation of the Transaction unlawful or require the consummation of the Transaction to be rescinded.

Section 7.2      EVA and Merger Sub’s Closing Conditions. The obligations of EVA and Merger Sub obligation to consummate the Transaction are subject to the satisfaction (or to the extent permitted by applicable Laws, waiver by EVA or Merger Sub, as applicable), at or prior to the Closing, of each of the following conditions:

(a)           Each of the Riverstone Echo Funds and Acquisition I shall have performed and complied in all material respects with all the covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date;

(b)            The representations and warranties (other than the Fundamental Representations of Acquisition I and the Riverstone Echo Funds) made by Acquisition I in Article III and by each of the Riverstone Echo Funds in Article IV (without giving effect to any materiality or material adverse effect qualifiers contained therein) shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date (other than those representations and warranties that speak to an earlier date, which representations and warranties shall be true and correct as of such earlier date), except to the extent the failure of such representations and warranties to be so true and correct would not, in the aggregate, have a material adverse effect on the ability of Acquisition I and the Riverstone Echo Funds to consummate the Transaction. The Fundamental Representations made by Acquisition I in Article III and by each of the Riverstone Echo Funds in Article IV shall be true and correct as of the Closing Date as though made on and as of the Closing Date (other than those representations and warranties that speak to an earlier date, which representations and warranties shall be true and correct as of such earlier date). For purposes of determining whether the condition in this Section 7.2(b) has been satisfied, any breach of a representation or warranty arising from any Person’s compliance with the express terms of this Agreement shall be disregarded; and

(c)            Riverstone Echo Funds shall have delivered or caused the delivery of the Closing deliverables set forth in Section 2.5(b).

Section 7.3      Acquisition I’s and Riverstone Echo Funds’ Closing Conditions. The obligations of each of the Riverstone Echo Funds and Acquisition I to consummate the Transaction is subject to the satisfaction (or to the extent permitted by applicable Laws, waiver by each of the Riverstone Echo Funds or Acquisition I, as applicable), at or prior to the Closing, of each of the following conditions:

(a)            Each of EVA and Merger Sub shall have performed and complied in all material respects with all the covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date;

(b)            The representations and warranties in Article V shall be true and correct on and as of the Closing Date as if remade thereon (except in each case to the extent such representations and warranties speak to an earlier date, in which case as of such earlier date). For purposes of determining whether the condition in this Section 7.3(b) has been satisfied, any breach of a representation or warranty arising from any Person’s compliance with the express terms of this Agreement shall be disregarded;

(c)            EVA and Merger Sub shall have delivered or caused the delivery of the Closing deliverables set forth in Section 2.5(a); and

(d)            the Conversion shall have occurred.

Article VIII
INDEMNIFICATION

Section 8.1         Survival. The representations and warranties contained in Section 3.1 (Organization), Section 3.2 (Authority; Enforceability), Section 3.3 (Title to Interests), Section 3.8 (Brokerage Arrangements), Section 4.1 (Organization), Section 4.2 (Authority; Enforceability), Section 4.3 (Title to Interests), Section 4.6 (Investment Representation) Section 4.7 (Brokerage Arrangements), Section 5.1 (Organization), Section 5.2 (Authority; Enforceability) and Section 5.5 (Brokerage Arrangements) (the “Fundamental Representations”) shall survive for a period of twelve (12) months following the Closing Date. Except as expressly set forth in this Section 8.1, the representations and warranties of the Parties contained in this Agreement shall not survive the Closing. No Party shall be entitled to any indemnification or other remedy for any breach of any representation or warranty that does not survive the Closing.

Upon the expiration of any representation and warranty that survives the Closing pursuant to this Section 8.1, unless written notice of a claim based on such representation and warranty shall have been delivered to the Indemnifying Party prior to such expiration, no claim may be brought based on the breach of such representation and warranty. The covenants made in this Agreement shall survive the Closing and remain operative and in full force and effect indefinitely or until the latest date permitted by Law.

Section 8.2         Indemnification. From and after the Closing, and subject to this Article VIII:

(a)            Each of the Riverstone Echo Funds, severally and not jointly and severally, shall indemnify, defend, and hold harmless EVA, its Affiliates, and its and their respective officers, directors, managers, employees, counsel, agents, and representatives (collectively, the “EVA Indemnitees”), to the fullest extent permitted by applicable Law, from and against any and all Damages incurred or suffered by any EVA Indemnitee to the extent caused by, resulting from, arising out of, or relating to the breach of any of (i) the Fundamental Representations (A) made by such Riverstone Echo Fund pursuant to Article IV or (B) made by Acquisition I pursuant to Article III (up to such Riverstone Echo Fund’s Indemnifiable Share of such Damages in the case of a breach by Acquisition I), or (ii) the covenants, in each case, of such Riverstone Echo Fund or Acquisition I (up to such Riverstone Echo Fund’s Indemnifiable Share of such Damages in the case of a breach by Acquisition I) contained herein; provided, however, such claim for indemnification relating to a breach of a representation or warranty is made prior to the expiration of the survival of such representation or warranty as set forth in Section 8.1.

(b)            EVA shall indemnify, defend, and hold harmless the Riverstone Echo Funds, their Affiliates and their respective officers, directors, managers, employees, counsel, agents, and representatives (collectively, the “Riverstone Echo Funds Indemnitees”), to the fullest extent permitted by applicable Law, from and against all Damages incurred by or suffered by any Riverstone Echo Funds Indemnitee arising out of or relating to (i) the breach of any of (A) the Fundamental Representations, or (B) the covenants, in each case, of EVA and Merger Sub contained herein; provided, however, such claim for indemnification relating to a breach of a representation or warranty is made prior to the expiration of the survival of such representation or warranty as set forth in Section 8.1, or (ii) any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party against any Riverstone Echo Funds Indemnitee that pertains to the business or operations of the Acquisition I Companies or the ownership of the Acquisition I Companies, except to the extent of any matters for which the Riverstone Echo Funds are obligated to indemnify any EVA Indemnitee under Section 8.2(a).

Section 8.3        Conduct of Indemnification Proceedings(a)      .

(a)            If any Legal Proceeding shall be brought or asserted against any EVA Indemnitee or Riverstone Echo Funds Indemnitee and such Person is entitled to indemnity hereunder (the “Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall assume the defense thereof, including the employment of one counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, however, the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have adversely prejudiced the Indemnifying Party.

(b)            An Indemnified Party shall have the right to employ separate counsel in any such Legal Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless: (i) the Indemnifying Party shall have failed promptly to assume the defense of such Legal Proceeding or (ii) the named parties to any such Legal Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party. The Indemnifying Party shall not be liable for any settlement of any such Legal Proceeding effected without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Legal Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Legal Proceeding and does not contain any admission of wrongdoing or illegal conduct.

(c)            All reasonable fees and expenses of the Indemnified Party that are Damages for which the Indemnified Party is entitled to indemnification hereunder (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Legal Proceeding in a manner not inconsistent with this Agreement) shall be paid to the Indemnified Party, as incurred, within ten (10) Business Days after written notice thereof to the Indemnifying Party; provided, however, the Indemnifying Party may require such Indemnified Party to undertake to reimburse all such fees and expenses to the extent it is judicially determined that such Indemnified Party is not entitled to indemnification for such fees and expenses hereunder.

Section 8.4         Limitations.

(a)            None of the Riverstone Echo Funds nor EVA shall be required to indemnify any Indemnified Party for any Damages for any breach of a representation or warranty under Section 8.2(a)(i) or Section 8.2(b)(i)(A), as applicable, unless and until the total of all of the Damages properly asserted against such Indemnifying Party under Section 8.2(a)(i) or Section 8.2(b)(i)(A), as applicable, exceeds $7,500,000 (the “Deductible”), at which time the applicable Indemnified Parties shall be entitled to recover the aggregate amount of all Damages in excess of such threshold; provided, however, the aggregate liability of the Riverstone Echo Funds or EVA for indemnity for any breach of a representation or warranty under Section 8.2(a)(i) or Section 8.2(b)(i)(A), as applicable, or of any covenant pursuant to Section 8.2(a)(ii) or Section 8.2(b)(i)(B), as applicable, shall not exceed $75,000,000 (the “Cap”). Notwithstanding anything in the foregoing to the contrary, the limitations contemplated by this Section 8.4(a) shall not apply to any claims for fraud.

(b)            For purposes of determining the amount of Damages, with respect to any asserted claim for indemnification by an EVA Indemnitee, such determination shall be made without regard to any qualifier as to “material,” or “materiality” expressly contained in Article III; provided, however, this Section 8.4(b) shall not so modify the representations and warranties for purposes of first determining whether a breach of any representation or warranty has occurred.

(c)            NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE PARTIES EXPRESSLY AGREE NONE OF THE RIVERSTONE ECHO FUNDS NOR EVA SHALL HAVE ANY LIABILITY TO ANY PARTY FOR ANY EXEMPLARY, PUNITIVE, INDIRECT, CONSEQUENTIAL, SPECIAL, REMOTE, OR SPECULATIVE DAMAGES, SAVE AND EXCEPT SUCH DAMAGES PAYABLE WITH RESPECT TO THIRD PARTY CLAIMS FOR WHICH SUCH INDEMNIFYING PARTY IS OBLIGATED TO PROVIDE INDEMNIFICATION UNDER Section 8.2.

(d)            Notwithstanding anything to the contrary in this Article VIII, no Riverstone Echo Fund shall be liable for (i) any breach of any Fundamental Representation made under Article IV by the other Riverstone Echo Fund or of any covenant by the other Riverstone Echo Fund or (ii) with respect to a breach of any Fundamental Representation made under Article III by Acquisition I or of any covenant of Acquisition I, more than such Riverstone Echo Fund’s Indemnifiable Share of the Damages for any such breach.

(e)            For purposes of determining whether the Deductible has been met as to (i) the Riverstone Echo Funds, all damages properly asserted against the Limited Partner Indemnifying Parties under Section 7.2(a)(i) of the Drop Merger Agreement shall be aggregated with the subject Damages hereunder and (ii) as to EVA, all damages properly asserted against EVA under Section 7.2(b)(i)(A) of the Drop Merger Agreement shall be aggregated with the subject Damages hereunder.

(f)            For purposes of determining whether the Cap has been met as to (i) the Riverstone Echo Funds, all damages properly asserted against the Limited Partner Indemnifying Parties under Section 7.2(a) of the Drop Merger Agreement shall be aggregated with the subject Damages hereunder and (ii) as to EVA, all damages properly asserted against EVA under Section 7.2(b)(i) of the Drop Merger Agreement shall be aggregated with the subject Damages hereunder.

Section 8.5         Exclusive Remedy. The indemnities in Section 8.2 shall survive Closing. The indemnities provided in Section 8.2 and the provisions of Section 10.10 shall, from and after Closing, be the sole and exclusive remedy of EVA and the Riverstone Echo Funds against one another and their respective Representatives relating to this Agreement and the transactions that are the subject of this Agreement; provided, however, no limitations set forth in this Article VIII shall apply to any claim for Damages arising from fraud.

Section 8.6        Tax Treatment of Indemnity Payments. Any payments made pursuant to this Article VIII shall be treated as an adjustment to the Consideration for U.S. federal income tax purposes.

Article IX
TERMINATION RIGHTS

Section 9.1        Termination Rights. This Agreement may be terminated at any time prior to the Closing:

(a)            by mutual written consent of each of the Riverstone Echo Funds and EVA in writing;

(b)            by each of the Riverstone Echo Funds, on the one hand, or EVA, on the other hand, in writing without prejudice to other rights and remedies the terminating Party or its Affiliates (other than the non-terminating Party and its wholly owned subsidiaries) may have (provided, however, the terminating Party and its Affiliates (other than the non-terminating Party and its wholly owned subsidiaries) are not otherwise in material default or breach of this Agreement, or have not failed or refused to close without justification hereunder), if the other Party or its Affiliates (other than the terminating Party and its wholly owned subsidiaries) shall have (i) failed to perform in any material respect its covenants or agreements contained herein required to be performed by such Party or its Affiliates (other than the non-terminating Party and its wholly owned subsidiaries) on or prior to the Closing or (ii) breached in any material respect any of its representations or warranties contained herein, such that if such failure to perform or breaches occurred or were continuing to occur on the Closing Date, it would result in a failure of the condition(s) set forth in Sections 7.2(a) and (b), or Sections 7.3(a) and (b), as applicable, and such breach or failure cannot be cured within thirty (30) days following written notice from the non-breaching Party to cure any breach or failure to perform;

(c)            by each of the Riverstone Echo Funds, on the one hand, or EVA, on the other hand, in writing, without liability, if there shall be any action or proceeding before any Governmental Entity with respect to which an unfavorable judgment, order, decree or ruling would reasonably be expected to prohibit the consummation of the Transaction or declare the consummation of the Transaction unlawful or require the consummation of the Transaction to be rescinded;

(d)            by each of the Riverstone Echo Funds, on the one hand, or EVA, on the other hand, no sooner than five (5) days after providing notice in writing, without liability, if after thirty (30) days following EVA’s receipt of a Restructuring Notice, the Parties have not amended this Agreement to contemplate a Reverse Merger in lieu of the Forward Merger, provided the Riverstone Echo Funds may withdraw a Restructuring Notice and proceed with the Forward Merger after receipt of written notice from EVA that it intends to terminate this Agreement pursuant to this Section 9.1(d); or

(e)            automatically upon a determination by EVA to terminate or abandon the Conversion.

Section 9.2         Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, all obligations of the Parties shall terminate, except for the provisions of this Section 9.2, Section 3.8, Section 3.9, Section 4.7, Section 4.8, Section 5.5, Section 5.8 and Article X and the Parties shall have no liability to each other under or relating to this Agreement except as provided in such provisions; provided, however, nothing herein shall prejudice the ability of the non-breaching Parties from seeking damages from the other Parties for any fraud, willful misconduct, criminal acts, or knowing and intentional breach of this Agreement prior to termination.

Article X
GENERAL

Section 10.1      Entire Agreement; Successors and Assigns.

(a)            This Agreement and, to the extent expressly set forth herein, the Drop Merger Agreement, supersede all prior oral discussions and written agreements among the Parties with respect to the subject matter of this Agreement (except to the extent specifically incorporated by reference herein). This Agreement and, to the extent expressly set forth herein, the Drop Merger Agreement, contain the sole and entire agreement among the Parties with respect to the subject matter hereof and thereof.

(b)            All of the terms, covenants, representations, warranties, and conditions of this Agreement will be binding upon, and inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

(c)            Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assignable by either Party without the prior written consent of the other Party; provided, however, that without the consent of any other Party, (i) EVA may assign and novate to Enviva Inc. or any of its or Enviva Inc.’s Affiliates all of its rights, interests and obligations hereunder (and shall assign and novate to Enviva Inc. all of its rights, interests and obligations hereunder in connection with the Conversion) and (ii) Merger Sub may assign and novate to any Affiliate of EVA or Enviva Inc. all of its rights, interests and obligations hereunder.

Section 10.2       Amendments and Waivers. All amendments to this Agreement must be in writing and signed by EVA and each of the Riverstone Echo Funds. EVA and each of the Riverstone Echo Funds, as applicable, may, only by an instrument in writing, waive compliance by a Riverstone Echo Fund or Acquisition I (in the case of a waiver given by EVA) or EVA or Merger Sub (in the case of a waiver given by each of the Riverstone Echo Funds) with any term or provision of this Agreement. The waiver by any Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power, or remedy by a Party, and no course of dealing between the Parties, shall constitute a waiver of any such right, power, or remedy.

Section 10.3       Notices. Unless otherwise provided herein, all notices, requests, consents, approvals, demands, and other communications to be given hereunder will be in writing and will be deemed given upon (a) confirmed delivery by a reputable overnight carrier or when delivered by hand, addressed to the respective Parties listed below at the following addresses (or such other address for a Party hereto as will be specified by like notice), (b) actual receipt, (c) the expiration of four (4) Business Days after the day when mailed by registered or certified mail (postage prepaid, return receipt requested), addressed to the respective Parties listed below at the following addresses (or such other address for a Party hereto as will be specified by like notice), or (d) delivery by electronic mail to a Party at the electronic mail address set forth below (or at such other address as such Party shall designate by like notice):

If to a Riverstone Echo Fund or Acquisition I, addressed to:

Enviva Cottondale Acquisition I, LLC,

Riverstone Echo Continuation Holdings, L.P., or

Riverstone Echo Rollover Holdings, L.P., as applicable
712 Fifth Ave, 36th Floor

New York, NY 10019

Attn: Stephen Coats

Email: scoats@riverstonellc.com

with a copy to, which shall not constitute notice:

Latham & Watkins L.L.P.
555 Eleventh Street, NW, Suite 1000
Washington, D.C., 20004

Attn:	Barton Clark
Nick Luongo
Email:	barton.clark@lw.com;
nick.luongo@lw.com

If to EVA or Merger Sub, addressed to:

Enviva Partners, LP or, from and after the Conversion,

Enviva Inc.

7272 Wisconsin Avenue
Suite 1800
Bethesda, MD 20814
Attn: Chair, Conflicts Committee of the Board of Directors
Email: JohnB@bostonavenue.com

with a copy to, which shall not constitute notice:

Baker Botts L.L.P.
30 Rockefeller Plaza
New York, NY 10112

Attn:	Michael Swidler
Michael Rosenwasser
Email:	michael.swidler@bakerbotts.com;
michael.rosenwasser@bakerbotts.com

Section 10.4      Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without reference to the choice of Law principles thereof.

Section 10.5      Dispute Resolution; Waiver of Jury Trial.

(a)            Each of the Parties (i) consents to submit itself to the exclusive personal jurisdiction and venue of any U.S. federal court located in the State of Delaware or any Delaware state court with respect to any suit relating to or arising out of this Agreement or the Transaction, (ii) agrees it will not attempt to defeat or deny such personal jurisdiction or venue by motion or otherwise, (iii) agrees it will not bring any such suit in any court other than a U.S. federal or state court sitting in the State of Delaware, (iv) irrevocably agrees any such suit (whether at law, in equity, in contract, in tort, or otherwise) shall be heard and determined exclusively in such U.S. federal or state court sitting in the State of Delaware, (v) agrees to service of process in any such action in any manner prescribed by the Laws of the State of Delaware, and (vi) agrees service of process upon such Party in any action or proceeding shall be effective if notice is given in accordance with Section 10.3.

(b)            EACH PARTY ACKNOWLEDGES AND AGREES ANY SUCH CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION.

Section 10.6      Severability. In the event any of the provisions hereof are held to be invalid or unenforceable under applicable Laws, the remaining provisions hereof will not be affected thereby. In such event, the Parties agree and consent such provisions and this Agreement will be modified and reformed so as to effect the original intent of the Parties as closely as possible with respect to those provisions that were held to be invalid or unenforceable.

Section 10.7      Transaction Costs and Expenses. Except as otherwise specified in this Agreement (including Section 6.3(c)), the Parties will bear all of their own costs, fees, and expenses, if any, incurred by or on their behalf in connection with the Transaction. For the avoidance of doubt, the payment obligations set forth in this Section 10.7 are without adjustment to the Consideration.

Section 10.8      Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, each of the EVA Released Parties, Acquisition I Released Parties, and Covered Persons is an express, intended third-party beneficiary of this Agreement.

Section 10.9      Counterparts. This Agreement may be executed by electronic mail exchange of .pdf signature pages and in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party hereto and delivered (including by electronic mail exchange of .pdf signature pages) to the other Parties.

Section 10.10    Specific Performance. The Parties agree if any of the provisions of this Agreement required to be performed at or after the Closing were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur and money damages may not be a sufficient remedy. In addition to any other remedy at law or in equity, each Party shall be entitled to specific performance by the other Parties of their respective obligations under this Agreement and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy.

Section 10.11    Publicity. All press releases or other public communications of any nature whatsoever relating to the Transaction, and the method of the release for publication thereof, shall be subject to the prior consent of EVA and each of the Riverstone Echo Funds, which consent shall not be unreasonably withheld, conditioned or delayed by any Party; provided, however, nothing herein shall prevent EVA or the Riverstone Echo Funds from publishing such press releases or other public communications as such Party may consider necessary in order to satisfy such Party’s obligations at Law or under the rules of any stock or commodities exchange or the SEC after consultation with such other Party as is reasonable under the circumstances.

Section 10.12    Further Assurances. The Parties agree, from time to time after the Effective Time and without any further consideration, each of them will execute and deliver, or cause to be executed and delivered, such further agreements and instruments and take such other action as may be necessary to effectuate the provisions, purposes, and intents of the this Agreement. Without limiting the generality of the foregoing, each Party shall from time to time after the Effective Time, execute, deliver, acknowledge, file and record, or cause to be executed, delivered, acknowledged, filed and recorded, such further instruments of sale, conveyance, transfer, assignment, or delivery and such further consents, certifications, affidavits, and assurances as such other Party may reasonably request to vest in EVA or its designees and their respective successors and assigns all right, title and interest in the Acquisition I Interests and the Business, or otherwise to consummate and make effective the Transaction upon the terms and conditions set forth herein. The Parties will coordinate and cooperate with each other in exchanging such information and assistance as any of the Parties may reasonably request in connection with the foregoing.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

ACQUISITION I:

ENVIVA COTTONDALE ACQUISITION I, LLC

By:	RIVERSTONE ECHO CONTINUATION HOLDINGS, L.P., its member

By:	RIVERSTONE ECF GP, LLC, its general partner

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos

Title:	Managing Director

By:	RIVERSTONE ECHO ROLLOVER HOLDINGS, L.P., its member

By:	RIVERSTONE ECHO ROLLOVER GP, LLC, its general partner

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos

Title:	Managing Director

[Signature Page to Agreement and Plan of Merger]

EVA:
ENVIVA PARTNERS, LP

By:	Enviva Partners GP, LLC, as its sole general partner

By:	/s/ Shai S. Even

Name:	Shai S. Even

Title:	Executive Vice President and Chief Financial Officer

MERGER SUB:

ENVIVA, INC. MERGER SUB, LLC

By:	/s/ Shai S. Even

Name:	Shai S. Even

Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

RIVERSTONE ECHO CONTINUATION HOLDINGS, L.P.

By:	Riverstone ECF GP, LLC, its general partner

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Managing Director

RIVERSTONE ECHO ROLLOVER HOLDINGS, L.P.

By:	Riverstone Echo Rollover GP, LLC, its general partner

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Managing Director

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Definitions

“Acquisition I” has the meaning set forth in the preamble.

“Acquisition I Companies” means, collectively, Acquisition I and PledgeCo.

“Acquisition I Interests” has the meaning set forth in the recitals.

“Acquisition I Released Claims” has the meaning set forth in Section 6.6(b).

“Acquisition I Released Parties” has the meaning set forth in Section 6.6(b).

“Affiliate” means with respect to a Person, any other Person controlling, controlled by, or under common control with such entity. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by,” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise. Notwithstanding anything in this definition to the contrary, for the purposes of this Agreement, (a) (i) prior to the Effective Time, none of EVA, Merger Sub or any of their respective Subsidiaries shall be considered to be an Affiliate of the Acquisition I Companies and (ii) from and after the Effective Time, each of the Acquisition I Companies shall be considered to be an Affiliate of EVA; and (b) other than with respect to the Acquisition I Companies as described in clause (a), none of Merger Sub, EVA, and their respective Subsidiaries, on the one hand, and the Riverstone Echo Funds and the Acquisition I Companies, on the other hand, shall be considered to be Affiliates with respect to each other.

“Agreement” has the meaning set forth in the preamble.

“Assets” of any Person means all assets and properties of every kind, nature, character, and description (whether real, personal, or mixed, whether tangible or intangible, and wherever situated), including the related goodwill, which assets and properties are operated, owned, or leased by such Person.

“Business” means the businesses of the Acquisition I Companies as conducted as of the Execution Date or as of the Closing, as applicable, and the activities incidental thereto.

“Business Day” means any day other than Saturday, Sunday, or holiday on which banks are generally open for business in New York City; provided, however, banks shall be deemed to be generally open for business in the event of a “shelter in place” or similar closure of physical branch locations at the direction of any Governmental Entity if such banks’ electronic funds transfer system (including for wire transfers) are open for use by customers on such day.

“Cap” has the meaning set forth in Section 8.4(a).

A-1

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, or any amending or superseding tax Laws of the United States of America.

“Conflicts Committee” has the meaning set forth in the recitals.

“Consideration” means a number of shares of Enviva Inc. Common Stock equal to the number of shares of Enviva Inc. Common Stock or EVA Units owned by the Acquisition I Companies immediately prior to the Merger.

“Contract” means any agreement, purchase order, commitment, evidence of indebtedness, mortgage, indenture, security agreement, or other contract, entered into by a Person or by which a Person or any of its Assets are bound.

“Conversion” has the meaning set forth in the recitals.

“Covered Person” has the meaning set forth in Section 6.4(b).

“Damages” means any and all debts, losses, liabilities, duties, Taxes, claims, damages, obligations, payments (including those arising out of any demand, assessment, settlement, judgment, or compromise relating to any actual or threatened Legal Proceeding), costs, and reasonable expenses, including any reasonable attorneys’ fees, and any and all reasonable expenses whatsoever and howsoever incurred in investigating, preparing, or defending any Legal Proceeding, in all cases, whether matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known, or unknown. For the avoidance of doubt, Damages includes both inter-party damages (i.e., between the Parties) and third-party damages.

“DLLCA” has the meaning set forth in the recitals.

“Deductible” has the meaning set forth in Section 8.4(a).

“Drop Merger Agreement” means the Agreement and Plan of Merger, dated as of the date hereof, by and among Enviva Holdings, LP, EVA, Enviva Partners Merger Sub, LLC, and the other parties named therein.

“Echo Blocker Merger Agreement” means the Agreement and Plan of Merger, dated as the date hereof, by and among Riverstone EC Corp, LLC, Merger Sub, EVA, and Riverstone Echo Continuation Fund Parallel, L.P.

“Effective Time” has the meaning set forth in Section 2.2.

A-2

“Enviva Inc.” has the meaning set forth in the preamble.

“Enviva Inc. Common Stock” means shares of common stock in Enviva Inc.

“EVA” has the meaning set forth in the preamble.

“EVA Financial Statements” has the meaning set forth in Section 5.7.

“EVA Indemnitees” has the meaning set forth in Section 8.2(a).

“EVA Released Claims” has the meaning set forth in Section 6.6(a).

“EVA Released Parties” has the meaning set forth in Section 6.6(a).

“EVA SEC Documents” has the meaning set forth in Section 5.7.

“EVA Units” means common units representing limited partner interests in EVA.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations of the SEC promulgated thereunder.

“Execution Date” has the meaning set forth in the preamble.

“Forward Merger” has the meaning set forth in Section 6.7.

“Fundamental Representations” has the meaning set forth in Section 8.1.

“GAAP” means generally accepted accounting principles in the United States as promulgated by the Financial Accounting Standards Board, or its predecessors or successors, as of the date of the statement or item to which such term refers, applied on a consistent basis during the period involved.

“Governmental Authorization” means any franchise, permit, license, authorization, order, certificate, registration, plan, exemption, variance, decree, agreement, right, or other consent or approval granted by, or subject to approval by, any Governmental Entity.

“Governmental Entity” means any court, governmental department, commission, council, board, agency, bureau, or other instrumentality of the United States of America, any foreign jurisdiction, or any state, provincial, county, municipality, or local governmental unit thereof, including any Taxing Authority.

“Indemnifiable Share” means, with respect to (a) Riverstone Continuation Fund, 85.35% and (b) Riverstone Rollover Fund, 8.45%.

“Indemnified Party” has the meaning set forth in Section 8.3(a).

“Indemnifying Party” has the meaning set forth in Section 8.3(a).

A-3

“Intended Income Tax Treatment” has the meaning set forth in Section 6.3(b).

“Laws” means all applicable laws, statutes, rules, regulations, codes, ordinances, variances, judgments, injunctions, orders, and licenses of a Governmental Entity having jurisdiction over the Assets of any Person and the operations thereof.

“Legal Proceeding” means any judicial, administrative, or arbitral action, suit, hearing, inquiry, investigation, or other proceeding (public or private) before any Governmental Entity.

“Lien” means any lien, mortgage, pledge, preferential purchase right, option, security interest, or encumbrance of any nature whatsoever.

“Limited Partner Indemnifying Parties” means “Limited Partners,” as such term is defined in the Drop Merger Agreement.

“Merger” has the meaning set forth in the recitals.

“Merger Sub” has the meaning set forth in the preamble.

“Organizational Documents” means, with respect to any Person, the certificate of incorporation, articles of incorporation or association, certificate of formation, by-laws, limited liability company agreement, operating agreement, limited partnership agreement, or other governing documents and agreements that establish the legal personality of such Person.

“Parties” and “Party” have the meanings set forth in the preamble.

“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due or delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings by any Acquisition I Company, (b) mechanics’, carriers’, workers’, repairers’, and similar statutory Liens or capital leases arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, significant, (c) zoning, entitlement, building, and other land use regulations imposed by Governmental Entities having jurisdiction over the real property of any Acquisition I Company and not violated by the current use and operation of such Acquisition I Company’s real property, (d) covenants, conditions, restrictions, easements, and other similar matters of record affecting title to any Acquisition I Company’s real property that do not materially impair the occupancy or use of such Acquisition I Company’s real property for the purposes for which it is currently used or proposed to be used in connection with Merger Sub’s or any Acquisition I Company’s businesses, (e) public roads and highways, (f) matters that would be disclosed by an inspection or accurate survey of each parcel of real property, (g) Liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation, (h) purchase money liens and liens securing rental payments under capital lease arrangements, (i) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money, and (j) Liens contained in the Organizational Documents of any Acquisition I Company.

A-4

“Person” means any individual or entity, including any corporation, limited liability company, partnership (general or limited), joint venture, association, joint stock company, trust, incorporated organization, or Governmental Entity.

“PledgeCo” means Enviva Collateral PledgeCo, LLC, a Delaware limited liability company.

“Pre-Closing Income Tax Returns” has the meaning set forth in Section 6.3(c)(i).

“Pre-Closing Tax Audit” has the meaning set forth in Section 6.3(e).

“Pro Rata Share” means, with respect to a Riverstone Echo Fund, the quotient (expressed as a percentage) obtained by dividing (a) the portion of the Consideration received by such Riverstone Echo Fund in the Merger by (b) the Consideration.

“Restructuring Notice” has the meaning set forth in Section 6.7.

“Reverse Merger” has the meaning set forth in Section 6.7.

“Riverstone Continuation Fund” has the meaning set forth in the preamble.

“Riverstone Echo Funds” has the meaning set forth in the preamble.

“Riverstone Echo Funds Indemnitees” has the meaning set forth in Section 8.2(b).

“Riverstone Rollover Fund” has the meaning set forth in the preamble.

“SEC” has the meaning set forth in Section 5.7.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture, or other legal entity of any kind of which such Person (either alone or through or together with one or more of its other Subsidiaries), owns, directly or indirectly, more than 50% of the capital stock, general partner interests, limited partner interests, managing member interests or other equity interests the holders of which are (a) generally entitled to vote for the election of the board of directors or other governing body of such legal entity or (b) generally entitled to share in the profits or capital of such legal entity.

“Support Agreement” means that certain Support Agreement, dated as of the date hereof, by and among EVA, the Riverstone Echo Funds, PledgeCo, and each of the other Persons named therein.

“Surviving Entity” has the meaning set forth in Section 2.1.

“Tax” or “Taxes” means (a) any taxes and similar assessments imposed by any Taxing Authority, including income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, sales, use, real property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, actual or estimated, or other similar charge, including any interest, penalty, or addition thereto or otherwise relating to a Tax Return, whether disputed or not and (b) all liability for the payment of any amounts of the type described in clause (a) as the result of being (or ceasing to be) a member of an affiliated, consolidated, combined, or unitary group (or being included (or required to be included) in any Tax Return related thereto).

A-5

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Transaction” means the consummation of the transactions contemplated by this Agreement.

“Transfer Tax” means all sales, use, goods, services, transfer, stamp, recording, and similar Taxes and fees incurred by or on behalf of a Party as a result of the Transaction, as imposed by applicable Law.

“Treasury Regulations” means the final or temporary regulations promulgated by the U.S. Department of the Treasury under the Code.

“Withholding Certificate” means a correct, complete, and properly executed Internal Revenue Service Form W-9 or other applicable documentation certifying that each of Acquisition I, the Riverstone Continuation Fund and the Riverstone Rollover Fund is not a foreign person within the meaning of Treasury Regulations Sections 1.1445-2(b) or other applicable documentation establishing an exemption from withholding.

A-6